Exhibit 5.1

                      [Letterhead of Dorsey & Whitney LLP]


Darden Restaurants, Inc.
5900 Lake Ellenor Drive
Orlando, FL 32809

         Re:      Registration Statement on Form S-3
                  File No. 333-127046


Ladies and Gentlemen:

     We have acted as counsel to Darden Restaurants, Inc., a Florida corporation (the "Company"), in connection with the above-captioned Registration Statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act"), of debt securities of the Company having an aggregate initial offering price of $475,000,000 to be offered from time to time, and a Prospectus Supplement dated August 9, 2005 to the Prospectus dated August 5, 2005 (together, the "Prospectus") relating to the offer and sale by the Company under the Registration Statement of $150,000,000 aggregate principal amount of 4.875% Senior Notes due 2010 (the "2010 Notes") and $150,000,000 aggregate principal amount of 6.000% Senior Notes due 2035 (the "2035 Notes" and, together with the 2010 Notes, the "Notes"). The Notes are to be issued under the Indenture dated as of January 1, 1996 (the "Indenture") between the Company and Wells Fargo Bank, National Association (as successor to Wells Fargo Bank Minnesota, National Association, formerly known as Norwest Bank Minnesota, National Association), as trustee (the "Trustee") and sold pursuant to the Underwriting Agreement dated August 9, 2005 (the "Underwriting
Agreement") among the Company and Banc of America Securities LLC, Wachovia Capital Markets, LLC, SunTrust Capital Markets, LLC, Wells Fargo Securities, LLC, Comerica Securities, Inc., Fifth Third Securities, Inc., Piper Jaffray & Company and Williams Capital Group, L.P. (the "Underwriters") and the Terms Agreement dated August 9, 2005 among the Company and the Underwriters.

     For purposes of this opinion we have examined the following:

     (a)  the Articles of Incorporation, as amended, of the Company;

     (b)  the Bylaws, as amended, of the Company;

     (c) resolutions of the Board of Directors of the Company adopted on March 22, 2005;

     (d)  the Underwriting Agreement;

     (e)  the Terms Agreement;

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Darden Restaurants, Inc.
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     (f)  the Indenture;

     (g)  the Registration Statement and the Prospectus;

     (h) the Officers' Certificate and Authentication Order dated August 9, 2005 relating to the 2010 Notes;

     (i) the Officers' Certificate and Authentication Order dated August 9, 2005 relating to the 2035 Notes;

     (j)  a specimen of the 2010 Notes; and

     (k)  a specimen of the 2035 Notes.

     We have also examined such other documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments and that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties. We have also assumed, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such agreements or instruments are the valid, binding and enforceable obligations of such parties. We have also assumed that the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida. We note that as to matters of Florida law, you have received an opinion, dated the date hereof, of Douglas E. Wentz, Esq., your Senior Associate General Counsel, which is also filed as an exhibit to the Registration Statement. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

     Based on the foregoing, we are of the opinion that:

     1. The 2010 Notes, when duly executed by the Company, authenticated by the Trustee in the manner provided for in the Indenture and delivered on behalf of the Company against payment of the consideration therefor specified in the Terms Agreement, will constitute binding obligations of the Company; and

     2. The 2035 Notes, when duly executed by the Company, authenticated by the Trustee in the manner provided for in the Indenture and delivered on behalf of the Company against payment of the consideration therefor specified in the Terms Agreement, will constitute binding obligations of the Company.

     The opinions set forth above are subject to the following qualifications and exceptions:

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Darden Restaurants, Inc.
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     (a)  Our opinions  stated above are subject to the effect of any applicable
          bankruptcy,   insolvency  (including,  without  limitation,  all  laws
          relating to fraudulent transfers), reorganization, moratorium or other similar laws of general application affecting creditors' rights;

     (b) Our opinions stated above are subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether enforcement is considered in a proceeding in equity or at law);

     (c) We express no opinion as to the enforceability of (i) provisions that relate to choice of law, (ii) waivers by the Company of any statutory or constitutional rights or remedies or (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person's or entity's negligence or willful misconduct; and

     (d) We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

     Our opinions expressed above are limited to the laws of the State of New York and the federal laws of the United States of America.

     We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Validity of Debt Securities" contained in the Prospectus.


Dated:  August 11, 2005

                                               Very truly yours,


                                               /s/ Dorsey & Whitney LLP






GLT/CFS